SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 14, 2006
Webster Financial Corporation.

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut	06702

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 465-4364

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES

Item 8.01. Other Events
Webster Financial Corporation (NYSE: WBS; “Webster”) issued a press release on November 7, 2006 announcing that its Chairman and Chief Executive Officer, James C. Smith, and its Chief Financial Officer, Jerry Plush, will make a presentation at the Merrill Lynch 2006 Banking & Financial Services Conference on Tuesday, November 14, 2006 from 12:55 pm to 1:40 pm. At the conference, Webster intends to give details on the following actions that it will implement as part of its balance sheet transformation process in the fourth quarter of 2006:
•	The sale of $250 million of residential mortgage loans. The sale proceeds will be utilized to pay down $250 million in short-term borrowings.

•	Webster will pay down an additional $650 million in short-term borrowings from the proceeds of agency securities that mature through December 2006 instead of re-investing those cash flows.

•	The securitization of $1 billion of residential mortgage loans into the held-to-maturity securities portfolio, primarily for collateral purposes.
At current market levels, the sale of the $250 million of residential mortgage loans is estimated to result in an aggregate pretax loss of approximately $7.0 million ($4.6 million after tax), which will be recognized in fourth quarter results. This is in addition to the loss on the sale of mortgage-backed securities previously announced on October 17, 2006. The sale of those securities has now been completed. Webster’s actual pre-tax loss recorded in the fourth quarter on the sale of those securities was $2.4 million ($1.6 million after tax) compared to the $6.0 million ($3.9 million after tax) estimated in mid-October based on then current market values.
A link to the live webcast of Webster’s presentation at the Merrill Lynch 2006 Banking & Financial Services Conference and corresponding presentation slides will be available at Webster’s Investor Relations website, www.wbst.com.
Forward-looking Statements
Statements regarding Webster Financial Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward looking-statement, see “Forward Looking Statements” in Webster's Annual Report for 2005. Except as required by law, Webster does not undertake to update any such forward looking information.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBSTER FINANCIAL CORPORATION
Date: November 14, 2006	By:	/s/ Gerald P. Plush
Gerald P. Plush
Executive Vice President and Chief Financial Officer